[ EXHIBIT 99 - PRESS RELEASE ]

                          FRANKLIN LAKE RESOURCES INC.
               172 Starlite Street, South San Francisco, CA 94080
                      TEL (650)588-0425   FAX (650)588-5869
            EMAIL info@franklinlake.com   WEB SITE franklinlake.com



NEWS RELEASE   ---  No. 2004-06   ---  DECEMBER 6. 2004


FRANKLIN LAKE RESOURCES SIGNS METALS EXTRACTION AGREEMENT WITH MR3 SYSTEMS

SOUTH SAN FRANCISCO, CA -- DECEMBER 6, 2004 Franklin Lake Resources, Inc. (OTCBB:FKLR), an exploration stage mining company, announces it has signed a metals extraction agreement with MR3 Systems, Inc., for the design, engineering and retrofitting of the 15,000 square foot facility located on eight acres in Amargosa, Nevada. The newly constructed facility will be able to process and extract 50 tons per day of the precious metals found in the alluvial and clay deposits which are located in the Franklin Lake playa in Death Valley, California and then transported to the newly designed facility at the Amargosa site. All funding is to be provided by an outside source.

Father Ofiesh stated that it was the companies' original intention (Franklin Lake and MR3) to build a 250 ton per day facility at the Franklin Lake site. However, Father Ofiesh stated that the present facility is able to process 50 tons of ore per day, and therefore, it would be more practicable to retrofit the newly designed facility with the MR3 modules for its halogen vapor leaching system and its ion exchange technology which would systematically process the ore, extracting the gold, silver, and other precious metals especially rare earth metals found in the alluvial and clay deposits.

FUNDING

In summary, through a third party investor MR3 will provide the necessary capital to put FKLR into commercial operation of the Amargosa facility. This financing will cover all capital expenditures which will be required to retrofit the existing facility.

TECHNOLOGY

Preliminary results using MR3's halogen vapor leaching system and its ion exchange technology for the processing of gold, silver, and rare earth metals from the Franklin Lake playa indicate satisfactory recovery levels to begin commercialization of the playa.

CONSTRUCTION

The current processing plant will be retrofitted with MR3 technology and automated to run an estimated 50 tons per day through the facility. Once this level has been achieved a second plant will be constructed on the company's eight acre site to process 500 tons per day.

WEBSITE

Franklin Lake has recently updated its website at www.franklinlake.com to permit visitors to have press releases and all announcements emailed directly to them. Just click on the "Contact Us" menu tab and send an e-mail message.

            NOTE: This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results to differ materially from forecasted results.

CONTACT:  Father Gregory Ofiesh, President and CEO  --  (650) 588-0425